Exhibit 1.1

TERANGA GOLD CORPORATION 2600 — 121 King Street West Toronto ~ Ontario ~ M5H 3T9 ~ Canada T: 416-594-0000 F: 416-594-0088 E: investor@terangagold.com www.terangagold.com

PRESS RELEASE For Immediate Release
TSX Trading Symbol: TGZ ASX Trading Symbol: TGZ

Teranga Announces Formal Offer to Acquire

Oromin Explorations Ltd.

Toronto, Canada: June 19, 2013 — Teranga Gold Corporation (“Teranga”) (TSX and ASX:TGZ) announces that it has formally commenced its offer (the “Offer”) to acquire all of the outstanding common shares (“Oromin Shares”) of Oromin Explorations Ltd. (“Oromin”) that it does not already own by mailing an offer and take-over bid circular (collectively, the “Circular”) and related documents to the Oromin security holders as required under applicable securities laws.

Pursuant to the Offer, Oromin shareholders would receive 0.582 of a Teranga common share (“Teranga Share”) for each Oromin Share held. The Offer constitutes 80,000,000 Teranga Shares being offered to Oromin shareholders, including Teranga’s interest in Oromin. The Offer represents a premium of 50% to the 20 trading day volume-weighted average price (“VWAP”) of the Oromin Shares on the Toronto Stock Exchange (the “TSX”) for the period ending May 31, 2013, the last trading day before the announcement by Teranga of its intention to make the Offer (and based on the 20-day VWAP of the Teranga Shares on the TSX for the same period) and a premium of 68.7% to the closing price of the Oromin Shares on the TSX on May 31, 2013 (based on the closing price of the Teranga Shares on the TSX on the same date).

The Offer is open for acceptance until 9:00 pm (Toronto time) on July 30, 2013 (the “Expiry Time”), unless the Offer is extended or withdrawn.

Teranga currently owns 18,699,500 Oromin Shares, representing approximately 13.6% of the outstanding Oromin Shares. IAMGOLD Corporation has entered into a lock-up agreement with Teranga on previously disclosed terms pursuant to which it has agreed to tender its 16,088,636 Oromin Shares, representing approximately 11.7% of the outstanding Oromin Shares, to the Offer. Together, this represents approximately 25.3% of the outstanding Oromin Shares.

“The new relationship and support that we have established with the Government of Senegal has positioned us to pursue the long awaited acquisition of our neighbour — Oromin” said Richard Young, President and CEO. He continued, “This is a transformational transaction for Teranga, one in which all shareholders would participate in value creation by virtue of the development of the Oromin assets as we leverage off of our existing infrastructure”.

In addition to customary conditions, the Offer is conditional upon there having been validly deposited under the Offer and not withdrawn, at or prior to the Expiry Time, such number of Oromin Shares which are necessary to constitute at least 66 2/3% of the outstanding Oromin Shares (on a fully diluted basis), including Oromin Shares held by Teranga and its affiliates and a “majority of the minority” in the context of any subsequent acquisition transaction, approval of the shareholders of Teranga for the Teranga Shares to be issued under the Offer, obtaining all required governmental, stock exchange, and regulatory approvals, no material adverse change occurring in Oromin, and the Oromin Joint Venture Group Ltd. Shareholders Agreement being in the form filed as June 3, 2013 with the Canadian securities regulatory authorities on SEDAR. If sufficient Oromin Shares are validly deposited under the Offer and not withdrawn, Teranga intends, but is not required, to take the appropriate steps either by way of compulsory acquisition or subsequent acquisition transaction to acquire the remaining outstanding Oromin Shares.

Details regarding these and the other terms of the Offer are set out in the Circular, which has been filed by Teranga with the Canadian securities regulatory authorities and will be available for review on the Company’s website at www.terangagold.com and on the Canadian SEDAR website at www.sedar.com. Oromin shareholders are urged to read the Circular carefully and in its entirety since it contain additional important information concerning the Offer.

Teranga also announced that Bendon International Ltd. (“Bendon”) has commenced an action against Teranga and Oromin in Ontario court seeking an unspecified amount of damages and seeking an injunction to prevent the Offer from proceeding. Teranga believes that this litigation is without merit and intends to vigorously defend itself. It is also a condition of the Offer that this litigation, and any other litigation that may be commenced by Bendon, be dismissed or settled to the satisfaction of Teranga.

Teranga has also filed with the U.S. Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-80 and a tender offer statement on Schedule 14D-1F, each of which will include the Circular, and other documents and information. Shareholders may obtain these documents free of charge at the SEC’s website at www.sec.gov and such documents will also be available for review on the Company’s website at www.terangagold.com. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE SCHEDULE 14D-1F, THE OFFER AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities in any state in the United States in which such offer or solicitation is unlawful.

Copies of the Circular and any other Offer documents referred to above may also be obtained free of charge upon request made to the Corporate Secretary of Teranga at 121 King Street West, Suite 2600, Toronto, Ontario, M5H 3T9, Canada.

Kingsdale Shareholder Services Inc. (“Kingsdale”) is the Depositary and Information Agent for the Offer. Oromin shareholders may contact Kingsdale at:

Toll Free (North America): 1-866-229-8651

Outside North America Call Collect: 1-416-867-2272

Email: contactus@kingsdaleshareholder.com

Teranga has engaged Cormark Securities Inc. to act as financial advisor to Teranga in connection with the Offer. In addition, Teranga has also engaged Cormark Securities (USA) Limited, a United States licensed broker dealer affiliated with Cormark Securities Inc., to act as soliciting agent to provide information to Oromin shareholders in each state in which it is a licensed broker-dealer in connection with the Offer. Cormark Securities (USA) Limited can be contacted at Suite 2800, 200 Bay Street, Toronto, Canada, M5J 2J2, Attention: Jeff Kennedy or by telephone at 1-800-461-2275, by email at jkennedy@cormark.com, or by facsimile at 416-943-6496. Oromin shareholders in other U.S. states may contact Kingsdale.

About TERANGA

Teranga is a Canadian-based gold company listed on the Toronto Stock Exchange (TSX: TGZ) and Australian Securities Exchange (ASX: TGZ). Teranga is principally engaged in the production and sale of gold, as well as related activities such as exploration and mine development.

Teranga’s mission is to create value for all of its stakeholders through responsible mining. Its vision is to explore, discover and develop gold mines in West Africa, in accordance with the highest international standards, and to be a catalyst for sustainable economic, environmental and community development. All of its actions from exploration, through development, operations and closure will be based on the best available techniques.

Forward-Looking Statements

This news release contains certain statements that constitute forward-looking information and forward-looking statements within the meaning of applicable securities laws (collectively, “forward-looking statements”) and includes statements relating to the timing and the terms and benefits of the Offer. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Teranga, or developments in Teranga’s business or in its industry, or with respect to the Offer, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. Forward-looking statements include all disclosure regarding possible events, conditions or results of operations that is based on assumptions about, among other things, future economic conditions and courses of action, and assumptions related to government approvals, the co-operation of the other OJVG shareholders and anticipated costs and expenditures. The words “poised”, “gives”, “expect”, “its vision”, “plan”, “support”, “assist”, “commit to”, “will not”, “intend”, “intends to” and similar expressions identify forward looking statements. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances. Teranga cautions you not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. There is no guarantee that the terms and conditions to the Offer will be met or that the anticipated benefits of the Offer will be achieved. The risks and uncertainties that may affect forward-looking statements include, among others: economic market conditions, anticipated costs and expenditures, government approvals, co-operation of each of the OJVG shareholders; and other risks detailed from time to time in Teranga’s filings with Canadian provincial securities regulators. Forward-looking statements are based on management’s current plans, estimates, projections, beliefs and opinions, and, except as required by law, Teranga does not undertake any obligation to update forward-looking statements should assumptions related to these plans, estimates, projections, beliefs and opinions change. Nothing in this news release should be construed as either an offer to sell or a solicitation to buy or sell Teranga securities.

For further information please contact:

Kathy Sipos, Vice-President, Investor & Stakeholder Relations

T: +1 416-594-0000 | E: ksipos@terangagold.com